Exhibit 23.1

Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

February 11, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of February 9, 2009 on the audited financial statements of Secure Window Blinds, Inc. as of December, 2008 and 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

____________________________

Chang G. Park, CPA

San Diego, CA